UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                   (Amendment No.       )



                      SUPERIORCLEAN, INC.
             -----------------------------------
                      (Name of Issuer)


                        Common Stock
             ----------------------------------
               (Title of Class of Securities)


                         88843P 104
                       --------------
                        CUSIP Number


                       June 05, 2003
                     ----------------------
   (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ]     Rule 13d-1(b)


           [X]     Rule 13d-1(c)


           [ ]     Rule 13d-1(d)




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CUSIP No.  88843P 104                 13G
----------------------------------------------------------------

----------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF
    ABOVE PERSONS (ENTITIES ONLY)

                  Stephen Brock
                  GoPublicToday.com, Inc.
                  Nevada Fund

----------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
    (See Instructions)                                 (b) [X]

----------------------------------------------------------------
3.  SEC USE ONLY

----------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION
                          U.S.A

----------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES
BENEFICIALLY                            3,500,000
  OWNED BY
    EACH         -----------------------------------------------
  REPORTING
 PERSON WITH     6.    SHARED VOTING POWER


                 -----------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                                        3,500,000

                 -----------------------------------------------
                 8.    SHARED DISPOSITIVE POWER


----------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

                     3,500,000


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUES
    CERTAIN SHARES      [ ]

----------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     36.5%


12. TYPE OF REPORTING PERSON

                       IN - Brock
                       CO - GoPublicToday.com, Inc.
                            Nevada Fund

----------------------------------------------------------------




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Item 1.

     (a)  Name of Issuer:

                   SUPERIORCLEAN, INC.
          --------------------------------------------------------

     (b)  Address of Issuer's Principal Executive Offices:

           10011-123 St. NW, Suite 2303
           Edmonton, Alberta, CANADA	N7V 1X4
          --------------------------------------------------------

Item 2.

     (a)  Name of Person Filing:

                  Stephen Brock
                  GoPublicToday.com, Inc.
                  Nevada Fund
          --------------------------------------------------------

     (b)  Address of Principal Office or, if none, Residence:

           1701 Valmora Street, Las Vegas, NV 89102
          --------------------------------------------------------

     (c)  Citizenship:

               USA
          --------------------------------------------------------

     (d)  Title of Class of Securities:

               Common Stock
          --------------------------------------------------------

     (e)  CUSIP Number:

               88843P 104
          --------------------------------------------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) ____ Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  ____ Bank as defined in Section 3(a) (6) of the Exchange Act.

     (c) ____ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) ____ Investment company registered under Section 8 of the Investment Company Act.

     (e) ____ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) ____ An employee benefit plan or endowment fund in accordance with Rule 13-d-1(b)(1)(ii)(F);




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     (g)  ____ A parent holding company or control person in
               accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) ____ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) ____ A church plan that is excluded form the definition of an investment company under
               Section 3(c)(14) of the Investment Company
               Act;

     (j)  ____ Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).


Item 4.   Ownership.

     (a)  Amount beneficially owned:    3,500,000
                                     --------------------
     (b)  Percent of class:              36.5%
                                     --------------------
     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:  3,500,000
                                                         ----------
          (ii) Shared power to vote or to direct the vote:
                                                           ---------
          (iii)Sole power to dispose or to direct the disposition of:
                                 3,500,000
                               -------------
          (iv) Shared power to dispose or to direct the disposition of:

                               ------------

Item 5.   Ownership of Five Percent or Less of a Class.




Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                             N/A

Item 7.   Identification and Classification of the
          Subsidiary Which Acquired the Security Being
          Reported on by the Parent Holding Company or Control Person.

                             N/A

Item 8.  Identification and Classification of
         Members of the Group.


Form relates to the following ownership:

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Transaction     2A. Deemed     3.         4. Securities Acquired    5. Amount     6.       7. Nature of
Security (Instr. 3)      Date                Execution    Transac    (A) or Disposed Of (D)       of         Owners    Indirect
                        (Month/Day/Year)     Date, if     tion       (Instr. 3, 4 and 5)       Securities    hip       Beneficial
                                             any          Code                                Beneficially   Form:     Ownership
                                           (Month/Day/   (Instr.                                 Owned       Direct    (Instr. 4)
                                             Year)          8)                                 Following     (D) or
                                                                                               Reported      Indire
                                                                                              Transaction    ct (I)
                                                                                              (s) (Instr.    (Instr
                                                                                                3 and 4)       . 4)
                                                                     Amount   (A)   Price
                                                                               or
                                                                              (D)
------------------------------------------------------------------------------------------------------------------------------------

COMMON STOCK             2/25/2003                                2,500,000    A    0.056                      I     Owned by Nevada
                                                                                                                     Fund, of which
                                                                                                                     I am principal
                         3/30/2001                                  250,000         0.005                      I     Owned by
                                                                                                                     GoPublicToday.c
                                                                                                                     om, Inc., of
                                                                                                                     which I am
                                                                                                                     principal
                        12.20/2002                                  250,000         0.075                      D

                         3/13/2003                                  500,000          0.05                      D
------------------------------------------------------------------------------------------------------------------------------------



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Item 9.  Notice of Dissolution of Group.

                             N/A

Item 10.        Certification.

(a)	The following certification shall be included if the
        statement is filed pursuant to 240.13d-1(b):
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	The following certification shall be included if the
        statement is filed pursuant to 240.13d-1(c):
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                          SIGNATURE

     After  reasonable  inquiry  and  to  the  best  of   my
     knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       June 5, 2003
                               -----------------------------
                                             (Date)
                                   /s/ Stephen Brock
                               -----------------------------
                                        (Signature)

                                  Stephen Brock
                               -----------------------------
                                   (Name and Title)
















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